EXHIBIT 99.1
Element Solutions Inc
Announces 2021 Fourth Quarter and Full Year Financial Results

•2021 net sales of $2.40 billion, an increase of 29% on a reported basis or 13% on an organic basis from 2020
•2021 GAAP diluted EPS of $0.82, compared to $0.31 in 2020
•2021 adjusted EPS of $1.38, compared to $0.96 in 2020, an increase of 44%
•2021 reported net income of $203 million, compared to $77 million in 2020
•2021 adjusted EBITDA of $525 million, an increase of 20% from last year on a constant currency basis
•2021 cash flows from operating activities of $326 million; 2021 free cash flows of $280 million, an increase of 12% over 2020 free cash flows of $249 million
•Introduces 2022 full year financial guidance:
◦Adjusted EBITDA in the range of $575 million to $590 million
◦Adjusted EPS of $1.55 to $1.60
◦2022 expected free cash flow in the range of $310 million to $325 million
Miami, Fla., February 22, 2022 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results from continuing operations for the three and twelve months ended December 31, 2021.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich commented, “Element Solutions had a record year in 2021 with strong growth in sales, adjusted EBITDA, adjusted EPS and free cash flow. In this unusual macro backdrop of both record demand and significant disruptions in raw material supply, logistics and labor, our organization continues to execute at a high level. Our results are a testament to the dedication of our exceptional global team as well as our culture of embracing challenges and delivering on our commitments. In 2021, we were also pleased to deploy a significant amount of capital strategically with high expected returns. We believe the acquisitions of Coventya and HK Wentworth will improve our growth rate in our core markets and attractive adjacencies.”
Mr. Gliklich continued, “The acceleration in high-end electronics markets that began in 2020 continued in 2021 and shows no indication of slowing in 2022. Expansion in 5G infrastructure and the mobile technologies associated with its rollout, increasing production of electric vehicles, and the rising demand for semiconductors in a variety of applications are all trends we expect to contribute to our growth for many years to come. At the same time, low auto inventories and strong underlying demand suggest medium-term cyclical tailwinds for our more industrially oriented businesses when supply chains normalize in 2022 and beyond. For the full year 2022, we expect solid organic growth and the contribution from Coventya's synergies to generate adjusted EBITDA of between $575 million and $590 million, a constant currency increase of 13% to 16%. We expect adjusted EPS to grow between 12% and 16% to a range of $1.55 to $1.60. Our expectation for full year 2022 free cash flow generation of between $310 million and $325 million would set another record, providing continued opportunities for the balanced, high-returning capital allocation we have demonstrated over the last three years.”
Mr. Gliklich concluded, “We have delivered on our vision and commitments in our first three years as Element Solutions running our excellent businesses better and deploying their strong free cash flows to become a best-in-class supplier to customers, create more opportunities for our people and compound per share earnings for our investors. We are pleased to have delivered on our initial 5-year target to double adjusted EPS in just three years, and we look forward to sharing our compelling path forward at our upcoming investor day.”
Fourth Quarter 2021 Highlights (compared with fourth quarter 2020):
•Net sales on a reported basis for the fourth quarter of 2021 were $647 million, an increase of 21% over the fourth quarter of 2020. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions, increased 2%.

◦Electronics: Net sales increased 16% to $400 million. Organic net sales increased 1%.
◦Industrial & Specialty: Net sales increased 28% to $247 million. Organic net sales increased 4%.
•Fourth quarter of 2021 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.02, as compared to $0.12 for the same period last year.
◦Adjusted EPS was $0.31 for the fourth quarter 2021 and 2020, respectively.
•Reported net income for the fourth quarter of 2021 was $6 million, as compared to $30 million for the fourth quarter of 2020.
•Adjusted EBITDA for the fourth quarter of 2021 was $122 million, a decrease of 3%. On a constant currency basis, adjusted EBITDA decreased 2%.
◦Electronics: Adjusted EBITDA was $80 million, a decrease of 1%. On a constant currency basis, adjusted EBITDA decreased 2%.
◦Industrial & Specialty: Adjusted EBITDA was $43 million, a decrease of 5%. On a constant currency basis, adjusted EBITDA decreased 3%.
◦Adjusted EBITDA margin decreased by 460 basis points to 18.9%. On a constant currency basis, adjusted EBITDA margin decreased by 470 basis points.
Full Year 2021 Highlights (compared with full year 2020):
•Net sales on a reported basis for the full year 2021 were $2.40 billion, an increase of 29% over the prior full year period. Organic net sales increased 13%.
◦Electronics: Net sales increased 31% to $1.53 billion. Organic net sales increased 13%.
◦Industrial & Specialty: Net sales increased 27% to $866 million. Organic net sales increased 13%.
•Full year 2021 EPS performance:
◦GAAP diluted EPS was $0.82, as compared to $0.31 for the same period last year.
◦Adjusted EPS was $1.38, as compared to $0.96 in 2020.
•Reported net income for the full year 2021 was $203 million, as compared to $77 million for 2020.
•Adjusted EBITDA for the full year 2021 was $525 million, an increase of 24% as compared to 2020. On a constant currency basis, adjusted EBITDA increased 20%.
◦Electronics: Adjusted EBITDA was $355 million, an increase of 28%. On a constant currency basis, adjusted EBITDA increased 23%.
◦Industrial & Specialty: Adjusted EBITDA was $170 million, an increase of 17%. On a constant currency basis, adjusted EBITDA increased 14%.
◦Adjusted EBITDA margin decreased by 90 basis points to 21.9%. On a constant currency basis, adjusted EBITDA margin decreased by 120 basis points.

2022 Guidance

For the full year 2022, the Company expects adjusted EBITDA to be in the range of $575 million to $590 million, adjusted EPS in the range of $1.55 to $1.60 and free cash flow in the range of $310 million to $325 million. These results, if achieved, would be new annual records since the launch of Element Solutions in 2019. In addition, the Company expects first quarter 2022 adjusted EBITDA to be approximately flat year-on-year at constant currency.
Recent Developments
Upcoming Investor Day - As previously announced, the Company plans to host an investor day in Miami Beach, Florida on February 24, 2022 beginning at 10:00 a.m. (Eastern Time). For additional information or to register for the event, please contact Varun Gokarn (varun.gokarn@elementsolutionsinc.com). A live webcast and presentation slides will be accessible on Element Solutions’ website at www.elementsolutionsinc.com prior to the event, and a replay will become available following the event.
Stock Repurchase Program - On November 18, 2021, the Board of Directors of the Company increased the authorization under its stock repurchase program from approximately $185 million in remaining capacity to $750 million. The remaining authorization under the stock repurchase program, as amended, was approximately $732 million at December 31, 2021.

Cash Dividend - On February 15, 2022, the Board of Directors of the Company declared a cash dividend of $0.08 per outstanding share of its common stock. The dividend is expected to be paid on March 15, 2022 to stockholders of record at the close of business on March 1, 2022. For the full year 2021, the Company paid cash dividends of $61.9 million.
HSO Acquisition - On January 26, 2022, the Company completed the HSO acquisition. The HSO group is a multi-national developer of technology and chemistry for decorative and functional surface finishing with a focus on environmentally sustainable products, especially in the field of plating on plastics. The HSO group will be included in the Company's Industrial Solutions business line within its Industrial & Specialty segment.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2021 fourth quarter and full year financial results at 8:30 a.m. (Eastern Time) on Wednesday, February 23, 2022. Participants on the call will include Executive Chairman Sir Martin E. Franklin, President and Chief Executive Officer Benjamin Gliklich and EVP, Chief Financial Officer Carey J. Dorman.

To listen to the call by telephone, please dial 866-518-6930 (domestic) or 203-518-9822 (international) and provide the Conference ID: ESIQ421. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding expected high returns from investments; anticipated benefits of the Coventya and HK Wentworth acquisitions, including synergies and positioning the Company's business for improved growth rate in its core markets and attractive adjacencies; business trends, including with respect to continued acceleration in high-end electronics markets in 2022, 5G infrastructure, mobile technologies, electric vehicles and semiconductors, and their expected contributions to the Company's growth for many years to come; medium-term cyclical tailwinds for the Company's more industrially oriented businesses; supply chain normalization in 2022 and beyond; expected organic growth and contribution from Coventya's synergies in 2022; first quarter 2022 constant currency guidance for adjusted EBITDA; 2022 full year financial guidance for adjusted EBITDA, adjusted EPS and free cash flow; record full year free cash flow results in 2022; continued opportunities for balanced, high-returning capital allocation; and compelling path forward. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the duration and scope of the COVID-19 pandemic; the efficacy, availability and/or public acceptance of vaccines and treatments targeting COVID-19 and/or its variants; governments', businesses', and individuals' actions in response to the pandemic; the general impact of the pandemic on economic activity, including financial market instability, and on the Company's customers, employees, suppliers, vendors and other stakeholders; business and management strategies; outstanding debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these transactions or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the periodic and other reports of Element Solutions filed with the Securities and Exchange Commission. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)	2021	2020	2021	2020
Net sales	$646.9	$536.6	$2,399.8	$1,853.7
Cost of sales	410.1	313.9	1,439.0	1,067.7
Gross profit	236.8	222.7	960.8	786.0
Operating expenses:
Selling, technical, general and administrative	163.4	131.3	611.2	504.7
Research and development	12.9	11.4	49.7	48.6
Total operating expenses	176.3	142.7	660.9	553.3
Operating profit	60.5	80.0	299.9	232.7
Other (expense) income:
Interest expense, net	(14.6)	(12.7)	(54.2)	(63.4)
Foreign exchange (loss) gain	(6.4)	5.6	15.8	(36.5)
Other expense, net	(1.6)	(1.3)	(9.8)	(51.7)
Total other expense	(22.6)	(8.4)	(48.2)	(151.6)
Income before income taxes and non-controlling interests	37.9	71.6	251.7	81.1
Income tax expense	(31.8)	(41.7)	(48.3)	(4.3)
Net income from continuing operations	6.1	29.9	203.4	76.8
(Loss) income from discontinued operations, net of tax	(1.7)	—	0.3	(1.1)
Net income	4.4	29.9	203.7	75.7
Net income attributable to non-controlling interests	(0.5)	—	(0.4)	—
Net income attributable to common stockholders	$3.9	$29.9	$203.3	$75.7

Earnings (loss) per share
Basic from continuing operations	$0.02	$0.12	$0.82	$0.31
Basic from discontinued operations	(0.01)	—	—	(0.01)
Basic attributable to common stockholders	$0.01	$0.12	$0.82	$0.30

Diluted from continuing operations	$0.02	$0.12	$0.82	$0.31
Diluted from discontinued operations	(0.01)	—	—	(0.01)
Diluted attributable to common stockholders	$0.01	$0.12	$0.82	$0.30

Weighted average common shares outstanding
Basic	247.3	247.2	247.4	248.8
Diluted	247.8	248.2	247.9	249.9

ELEMENT SOLUTIONS INC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
(dollars in millions)	2021	2020
Assets
Cash & cash equivalents	$330.1	$291.9
Accounts receivable, net of allowance for doubtful accounts of $12.2 and $9.7 at December 31, 2021 and 2020, respectively	492.2	403.4
Inventories	274.4	203.1
Prepaid expenses	29.4	24.0
Other current assets	88.4	67.5
Total current assets	1,214.5	989.9
Property, plant and equipment, net	278.1	240.4
Goodwill	2,526.3	2,252.7
Intangible assets, net	956.7	855.9
Deferred income tax assets	81.5	77.2
Other assets	81.3	64.0
Non-current assets of discontinued operations	—	3.3
Total assets	$5,138.4	$4,483.4
Liabilities & stockholders' equity
Accounts payable	$138.4	$95.6
Current installments of long-term debt	12.7	7.4
Accrued expenses and other current liabilities	264.1	204.2
Current liabilities of discontinued operations	—	7.1
Total current liabilities	415.2	314.3
Debt	1,894.2	1,508.1
Pension and post-retirement benefits	36.1	43.3
Deferred income tax liabilities	140.0	112.9
Other liabilities	152.1	186.7
Total liabilities	2,637.6	2,165.3
Stockholders' equity
Common stock, 400.0 shares authorized (2021: 261.9 shares issued; 2020: 261.3 shares issued)	2.6	2.6
Additional paid-in capital	4,166.6	4,122.9
Treasury stock (2021: 15.2 shares; 2020: 14.2 shares)	(159.2)	(137.7)
Accumulated deficit	(1,331.9)	(1,473.2)
Accumulated other comprehensive loss	(197.4)	(194.8)
Total stockholders' equity	2,480.7	2,319.8
Non-controlling interests	20.1	(1.7)
Total equity	2,500.8	2,318.1
Total liabilities and stockholders' equity	$5,138.4	$4,483.4

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	2021					2020
(dollars in millions)	Q1	Q2	Q3	Q4	FY	FY
Cash flows from operating activities:
Net income	$82.3	$81.1	$35.9	$4.4	$203.7	$75.7
Net income (loss) from discontinued operations, net of tax	—	2.0	—	(1.7)	0.3	(1.1)
Net income from continuing operations	82.3	79.1	35.9	6.1	203.4	76.8
Reconciliation of net income to net cash flows provided by operating activities:
Depreciation and amortization	39.1	40.1	41.5	43.2	163.9	161.4
Deferred income taxes	5.2	(40.9)	(1.7)	(9.3)	(46.7)	(53.0)
Foreign exchange (gain) loss	(28.9)	8.5	7.3	6.2	(6.9)	29.3
Incentive stock compensation	4.3	17.0	12.5	6.3	40.1	6.0
Other, net	(2.3)	3.1	10.3	6.9	18.0	61.3
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(26.3)	(11.7)	(21.0)	10.3	(48.7)	(27.3)
Inventories	(44.6)	(23.3)	(10.6)	32.0	(46.5)	1.4
Accounts payable	30.4	7.4	3.8	(24.8)	16.8	(5.3)
Accrued expenses	(18.8)	10.0	22.0	29.4	42.6	26.1
Prepaid expenses and other current assets	(9.0)	(5.8)	(1.0)	(9.3)	(25.1)	(9.6)
Other assets and liabilities	1.2	(3.1)	(7.3)	24.3	15.1	8.9
Net cash flows provided by operating activities of continuing operations	32.6	80.4	91.7	121.3	326.0	276.0
Cash flows from investing activities:
Capital expenditures	(8.5)	(8.8)	(10.4)	(18.6)	(46.3)	(28.8)
Proceeds from disposal of property, plant and equipment	—	—	—	—	—	1.7
Acquisitions of businesses, net of cash acquired	—	(50.9)	(485.6)	—	(536.5)	(9.0)
Other, net	19.0	0.1	(5.1)	(0.1)	13.9	(3.8)
Net cash flows provided by (used in) investing activities of continuing operations	10.5	(59.6)	(501.1)	(18.7)	(568.9)	(39.9)
Cash flows from financing activities:
Debt proceeds, net of discount	—	—	398.0	—	398.0	800.0
Repayments of borrowings	(1.9)	(1.8)	(3.0)	(3.3)	(10.0)	(807.9)
Repurchases of common stock	—	—	(1.7)	(17.9)	(19.6)	(55.7)
Dividends	(12.4)	(14.8)	(14.9)	(19.8)	(61.9)	(12.4)
Payment of financing fees	—	—	(5.1)	—	(5.1)	(46.2)
Other, net	0.1	(6.5)	0.2	(5.2)	(11.4)	(1.4)
Net cash flows (used in) provided by financing activities of continuing operations	(14.2)	(23.1)	373.5	(46.2)	290.0	(123.6)
Net cash flows used in discontinued operations	—	—	(0.4)	(3.1)	(3.5)	(14.7)
Effect of exchange rate changes on cash and cash equivalents	(3.3)	3.2	(2.8)	(2.5)	(5.4)	4.0
Net increase (decrease) in cash and cash equivalents	25.6	0.9	(39.1)	50.8	38.2	101.8
Cash and cash equivalents at beginning of period	291.9	317.5	318.4	279.3	291.9	190.1
Cash and cash equivalents at end of period	$317.5	$318.4	$279.3	$330.1	$330.1	$291.9
Supplemental disclosure information of continuing operations:
Cash paid for interest	$20.8	$4.2	$20.2	$5.4	$50.6	$51.8
Cash paid for income taxes	$13.4	$21.6	$16.1	$20.1	$71.2	$66.5

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. UNAUDITED SEGMENT RESULTS
	Three Months Ended December 31,					Twelve Months Ended December 31,
(dollars in millions)	2021	2020	Reported	Constant Currency	Organic	2021	2020	Reported	Constant Currency	Organic
Net Sales
Electronics	$399.8	$343.2	16%	17%	1%	$1,533.8	$1,172.1	31%	27%	13%
Industrial & Specialty	247.1	193.4	28%	31%	4%	866.0	681.6	27%	25%	13%
Total	$646.9	$536.6	21%	22%	2%	$2,399.8	$1,853.7	29%	26%	13%

Adjusted EBITDA
Electronics	$79.8	$80.8	(1)%	(2)%		$355.1	$277.3	28%	23%
Industrial & Specialty	42.6	45.1	(5)%	(3)%		169.8	145.3	17%	14%
Total	$122.4	$125.9	(3)%	(2)%		$524.9	$422.6	24%	20%

	Three Months Ended December 31,			Constant Currency		Twelve Months Ended December 31,			Constant Currency
(dollars in millions)	2021	2020	Change	2021	Change	2021	2020	Change	2021	Change
Adjusted EBITDA Margin
Electronics	20.0%	23.5%	(350)bps	19.8%	(370)bps	23.2%	23.7%	(50)bps	22.8%	(90)bps
Industrial & Specialty	17.3%	23.3%	(600)bps	17.3%	(600)bps	19.6%	21.3%	(170)bps	19.5%	(180)bps
Total	18.9%	23.5%	(460)bps	18.8%	(470)bps	21.9%	22.8%	(90)bps	21.6%	(120)bps

II. UNAUDITED CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	December 31, 2021
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$—
Term Loans	(1)	1/31/2026	LIBOR plus 2.00%	1,125.6
Total First Lien Debt				1,125.6
Senior Notes due 2028		9/1/2028	3.875%	800.0
Other Debt				4.5
Total Debt				1,930.1
Cash Balance				330.1
Net Debt				$1,600.0
Adjusted Shares Outstanding	(2)			251.3
Market Capitalization	(3)			$6,101.6
Total Capitalization				$7,701.6
(1) Element Solutions swapped its floating term loan rate to a fixed rate for its initial $750 million term loans through January 2024 and its incremental $400 million add-on term loans through January 2025, which could vary in the future due to changes in the euro and the U.S. dollar exchange rate. At December 31, 2021, approximately 100% of the Company's debt was fixed.
(2) See "Non-GAAP Adjusted Common Shares at December 31, 2021 and 2020 (Unaudited)" following the Adjusted Earnings Per Share table below.
(3) Based on the closing price of the shares of Element Solutions of $24.28 at December 31, 2021.

III. SELECTED FINANCIAL DATA
	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2021	2020	2021	2020
Interest expense	$14.8	$12.9	$55.2	$64.7
Interest paid	5.4	4.1	50.6	51.8
Income tax expense	31.8	41.7	48.3	4.3
Income taxes paid	20.1	18.8	71.2	66.5
Capital expenditures	18.6	7.1	46.3	28.8
Proceeds from disposal of property, plant and equipment	—	—	—	1.7

ELEMENT SOLUTIONS INC
SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)

QUARTERLY RESULTS OVERVIEW
	2021				2020
(dollars in millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales
Electronics	$353.5	$381.9	$398.6	$399.8	$268.9	$253.2	$306.8	$343.2
Industrial & Specialty	196.6	204.7	217.6	247.1	183.7	133.8	170.7	193.4
Total	$550.1	$586.6	$616.2	$646.9	$452.6	$387.0	$477.5	$536.6

Adjusted EBITDA
Electronics	$92.5	$90.7	$92.1	$79.8	$66.5	$58.0	$72.0	$80.8
Industrial & Specialty	45.4	42.4	39.4	42.6	43.6	26.8	29.8	45.1
Total	$137.9	$133.1	$131.5	$122.4	$110.1	$84.8	$101.8	$125.9

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, net debt to adjusted EBITDA ratio, organic net sales growth, first quarter 2022 constant currency guidance for adjusted EBITDA and full year 2022 financial guidance for adjusted EBITDA, adjusted EPS and free cash flow. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance of the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis.  The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure.  These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides first quarter 2022 constant currency guidance for adjusted EBITDA and full year 2022 guidance for adjusted EBITDA, adjusted EPS and free cash flow on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals, and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.

The following table reconciles GAAP net sales growth to organic net sales growth for the three and twelve months ended December 31, 2021:

	Three Months Ended December 31, 2021
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	16%	0%	17%	(12)%	(3)%	1%
Industrial & Specialty	28%	3%	31%	—%	(27)%	4%
Total	21%	1%	22%	(8)%	(12)%	2%
NOTE: Totals may not sum due to rounding.

	Twelve Months Ended December 31, 2021
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	31%	(4)%	27%	(12)%	(2)%	13%
Industrial & Specialty	27%	(2)%	25%	—%	(11)%	13%
Total	29%	(3)%	26%	(8)%	(6)%	13%
NOTE: Totals may not sum due to rounding.
For the three months ended December 31, 2021, Electronics' consolidated results were positively impacted by $41.9 million of pass-through metals pricing and $10.5 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $51.5 million of acquisitions.
For the twelve months ended December 31, 2021, Electronics' consolidated results were positively impacted by $143.4 million of pass-through metals pricing and $25.8 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $78.2 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 20% and 26% for the three and twelve months ended December 31, 2021 and 2020, respectively, as described in footnote (9) under the reconciliation table below.
The resulting adjusted net income from continuing operations is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income from continuing operations attributable to common stockholders" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS from continuing operations for each period presented below:

		Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)		2021	2020	2021	2020
Net income attributable to common stockholders		$3.9	$29.9	$203.3	$75.7
Net (loss) income from discontinued operations attributable to common stockholders		(1.7)	—	0.3	(1.1)
Net income from continuing operations attributable to common stockholders		5.6	29.9	203.0	76.8
Reversal of amortization expense	(1)	32.2	30.4	124.2	119.2
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.6	1.7	3.0	8.3
Inventory step-up	(1)	6.4	—	12.9	2.4
Restructuring expense	(2)	6.5	0.7	11.7	6.3
Acquisition and integration expense	(3)	3.9	4.0	14.2	12.3
Foreign exchange loss (gain) on internal debt	(4)	6.2	(7.8)	(16.6)	35.4
Debt refinancing costs	(5)	—	—	—	45.7
Foundation contributions	(6)	—	5.0	—	5.0
Adjustment of stock compensation previously not probable	(7)	2.7	—	23.9	—
Other, net	(8)	1.0	(1.2)	9.0	9.6
Tax effect of pre-tax non-GAAP adjustments	(9)	(11.9)	(8.5)	(36.5)	(63.5)
Adjustment to estimated effective tax rate	(9)	24.2	23.0	(2.0)	(16.8)
Adjusted net income from continuing operations attributable to common stockholders		$77.4	$77.2	$346.8	$240.7

Adjusted earnings per share from continuing operations	(10)	$0.31	$0.31	$1.38	$0.96

Adjusted common shares outstanding	(10)	251.3	249.8	251.4	251.2
(1)    The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2)    The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3)    The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The 2021 adjustments primarily related to costs associated with the acquisitions of Coventya Holding S.A.S. and H.K. Wentworth Limited partially offset by a gain of $3.9 million on the sale of a dormant facility in New Jersey during the first quarter of 2021 which was included in our Electronics business segment. The 2020 adjustments primarily related to the acquisition of a new subsea production control fluid during the first quarter of 2020 designed to complement our Energy Solutions business for $6.3 million. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)    The Company adjusts for foreign exchange gains and losses on intercompany debt because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)    The Company adjusts for costs related to the redemption of its prior 5.875% senior notes because it believes these costs are not reflective of ongoing operations.
(6)    The Company adjusts for its contributions to the ESI Foundation because it believes these costs are not reflective of ongoing operations.
(7)    The Company adjusts for costs relating to certain stretch target performance-based RSUs granted to certain key executives as the achievement of the performance target for these awards was not deemed probable prior to the second quarter of 2021 and, therefore, compensation expense for these awards did not begin to be recognized until the second quarter of 2021 when achievement of the performance target became probable. The Company adjusts these costs to provide a meaningful comparison of its performance between periods.

(8)    The Company's adjustments are primarily comprised of certain professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(9)    The Company adjusts its effective tax rate to 20% for the three and twelve months ended December 31, 2021 and 26% for the three and twelve months ended December 31, 2020. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 20% and 26% to pre-tax non-GAAP adjustments for the three and twelve months ended December 31, 2021 and 2020, respectively. These effective tax rate adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.
(10)    The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information.
Non-GAAP Adjusted Common Shares Outstanding at December 31, 2021 and 2020 (Unaudited)
The following table shows the Company's adjusted common shares outstanding at each period presented:

	2021		2020
(amounts in millions)	Q4	FY Average	Q4	FY Average
Basic common shares outstanding	246.7	247.3	247.1	248.4
Number of shares issuable upon vesting of granted Equity Awards	4.6	4.1	2.7	2.8
Adjusted common shares outstanding	251.3	251.4	249.8	251.2

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		2021
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income attributable to common stockholders		$82.3	$81.1	$36.0	$3.9	$203.3
Add (subtract):
Net (loss) income attributable to the non-controlling interests		—	—	(0.1)	0.5	0.4
(Income) loss from discontinued operations, net of tax		—	(2.0)	—	1.7	(0.3)
Income tax expense (benefit)		31.1	(31.9)	17.3	31.8	48.3
Interest expense, net		12.9	12.9	13.8	14.6	54.2
Depreciation expense		9.4	9.7	9.6	11.0	39.7
Amortization expense		29.7	30.4	31.9	32.2	124.2
EBITDA		165.4	100.2	108.5	95.7	469.8
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	—	2.2	4.3	6.4	12.9
Restructuring expense	(2)	2.3	1.6	1.3	6.5	11.7
Acquisition and integration (income) expense	(3)	(2.7)	5.9	7.1	3.9	14.2
Foreign exchange (gain) loss on internal debt	(4)	(28.0)	4.6	0.6	6.2	(16.6)
Adjustment of stock compensation previously not probable	(7)	—	13.6	7.6	2.7	23.9
Other, net	(8)	0.9	5.0	2.1	1.0	9.0
Adjusted EBITDA		$137.9	$133.1	$131.5	$122.4	$524.9
NOTE: For the footnote descriptions, please refer to the footnotes located under the Adjusted Earnings Per Share reconciliation table above.

		2020
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income attributable to common stockholders		$8.6	$1.2	$36.0	$29.9	$75.7
Add (subtract):
(Income) loss from discontinued operations, net of tax		(0.2)	1.1	0.2	—	1.1
Income tax expense (benefit)		4.1	5.8	(47.3)	41.7	4.3
Interest expense, net		16.7	16.9	17.1	12.7	63.4
Depreciation expense		10.5	10.5	10.7	10.5	42.2
Amortization expense		29.4	28.9	30.5	30.4	119.2
EBITDA		69.1	64.4	47.2	125.2	305.9
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	1.4	—	1.0	—	2.4
Restructuring expense	(2)	1.0	3.3	1.3	0.7	6.3
Acquisition and integration expense	(3)	6.6	1.3	0.4	4.0	12.3
Foreign exchange loss (gain) on internal debt	(4)	29.1	11.8	2.3	(7.8)	35.4
Debt refinancing costs	(5)	—	—	45.7	—	45.7
Foundation contributions	(6)	—	—	—	5.0	5.0
Other, net	(8)	2.9	4.0	3.9	(1.2)	9.6
Adjusted EBITDA		$110.1	$84.8	$101.8	$125.9	$422.6
NOTE: For the footnote descriptions, please refer to the footnotes located under the Adjusted Earnings Per Share reconciliation table above.
Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized discounts and debt issuance costs, which totaled $23.2 million at December 31, 2021, less cash divided by adjusted EBITDA.

The following table presents the Company's net debt to adjusted EBITDA ratio of 3.0x on a trailing twelve month basis:

2021
(dollars in millions)	YTD
Net income attributable to common stockholders	$203.3
Add (subtract):
Net income attributable to the non-controlling interests	0.4
Income from discontinued operations, net of tax	(0.3)
Income tax expense	48.3
Interest expense, net	54.2
Depreciation expense	39.7
Amortization expense	124.2
EBITDA	469.8
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	12.9
Restructuring expense	11.7
Acquisition and integration expense	14.2
Foreign exchange gain on internal debt	(16.6)
Adjustment of stock compensation previously not probable	23.9
Other, net	9.0
Adjusted EBITDA	$524.9

Net debt	$1,600.0

Net debt to adjusted EBITDA ratio	3.0x
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.
The following table reconciles "Cash flows from operating activities" to "Free cash flows:"

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2021	2020	2021	2020
Cash flows from operating activities	$121.3	$81.7	$326.0	$276.0
Capital expenditures	(18.6)	(7.1)	(46.3)	(28.8)
Disposal of property, plant and equipment	—	—	—	1.7
Free cash flows	$102.7	$74.6	$279.7	$248.9

Investor Relations Contact:
Varun Gokarn
Senior Director, Strategy and Finance
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845